Exhibit 99


(BW) (MO-INSITUFORM) (INSUA) Insituform Technologies, Inc. Settles
           Patent Infringement Case with AM-Liner USA


     Chesterfield, MO.-(Business Wire)-October 6, 1999-Insituform
Technologies, Inc. (NASDAQ: INSUA) ("Insituform") announced today that it will receive $2.7 million from AM-Liner USA, Inc. and other defendants in settlement of patent infringement litigation.

     The Federal District Court in San Francisco had previously found that AM-Liner USA, Inc. ("AM-Liner"), American Pipe & Plastics, Inc. and J.F. Pacific Liners, Inc. had infringed one or more patents owned by Insituform relating to the NuPipe(R) pipe rehabilitation process. The Court issued a permanent injunction against the defendants and their licensees and assessed damages in favor of Insituform. Appeals and cross appeals were pending and Insituform had filed another suit against AM-Liner and one of its licensees in Los Angeles for infringement of an additional NuPipe patent.

     The parties have agreed to resolve all outstanding patent litigation between them. Under the terms of the settlement, AM-Liner acknowledges the validity of Insituform's U.S. Patents No. 4,867,921, No. 5,244,624 and No. 5,368,809 and agrees not to challenge their validity in the future. AM-Liner agrees to pay Insituform $2.7 million, of which $1.2 million will be paid immediately and the balance over 42 months. The remaining payments are secured by a letter of credit. This settlement will have no discernable effect on income in the current quarter because the payments will be recognized over the remaining life of the patents.

     All appeals of the San Francisco case will be dismissed, as well as the case filed in Los Angeles. The permanent injunction issued by the Federal Court in San Francisco remains in place.

     Based on disclosures and warranties from AM-Liner regarding its product and process commonly referred to as AM-Liner II, Insituform has agreed not to assert specified patent claims against AM-Liner II. Further, Insituform retains the right to take future legal action if AM-Liner modifies its AM-Liner II product or process in a manner that creates an infringement of Insituform's patents.

     Commenting, Anthony W. Hooper, Chairman of the Board,
President and Chief Executive Officer of the Company, stated: "We are pleased to bring this case to a close. The infringement of our patents has been stopped and we are receiving substantial financial compensation."


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     Insituform Technologies, Inc. is a leading worldwide provider of proprietary technologies, and services for rehabilitating sewer, water and other underground piping systems without digging and disruption. More information about Insituform can be found on its Internet site at www.insituform.com



     CONTACT:  Insituform Technologies, Inc.
               Anthony W. Hooper, Chairman, President & CEO
               636/530-8000